AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of [August ___, 2016], (the "Agreement") is by and among (i) the Allianz Variable Insurance Products Trust (the "Trust" or the "Selling Trust"), a Delaware statutory trust, on behalf of each of its series identified as an "Acquired Fund" in the table below, (ii) the same statutory trust (in this role, the "Buying Trust") on behalf of each of its series identified as an "Acquiring Fund" in the table below, and (iii) solely for the purposes of Section 11 of the Agreement, Allianz Investment Management LLC (the "Manager"). The reorganizations of the Acquired Funds into the corresponding Acquiring Funds described herein are included together in this Agreement for administrative convenience only. The Agreement shall be treated for all purposes as if it were a separate Agreement among the Selling Trust, the Buying Trust and the Manager with respect to the reorganization of each Acquired Fund into the corresponding Acquiring Fund.
Acquired Fund	Acquiring Fund
AZL BlackRock Capital Appreciation Fund	AZL Russell 1000 Growth Index Fund
AZL Boston Company Research Growth Fund
AZL Federated Clover Small Value Fund	AZL Small Cap Stock Index Fund
AZL Oppenheimer Discovery Fund
AZL Invesco Growth and Income Fund	AZL Russell 1000 Value Index Fund
AZL MFS Value Fund
AZL Invesco International Equity Fund	AZL International Index Fund
AZL JPMorgan International Opportunities Fund
AZL JPMorgan U.S. Equity Fund	AZL S&P 500 Index Fund
AZL MFS Investors Trust Fund
AZL MFS Mid Cap Value Fund	AZL Mid Cap Index Fund
AZL Multi-Manager Mid Cap Growth Fund

In consideration of their mutual promises, the parties agree as follows:
1. Shareholder Approval. The Acquired Fund will call a meeting of its shareholders for the purpose of approving the Agreement and the transactions it contemplates (such transactions are referred to hereinafter as the "Reorganization"). The Acquiring Fund agrees to furnish data and information, as reasonably requested, for the proxy statement to be furnished to shareholders of the Acquired Fund. Certain separate accounts of Allianz Life Insurance Company of North America ("Allianz Life") and Allianz Life Insurance Company of New York  ("Allianz Life of NY") that fund variable annuity contracts ("Contracts") are, directly or indirectly, the sole shareholders of the Acquired Fund and the Acquiring Fund.
2. Reorganization.
a.   Plan of Reorganization. The Reorganization is intended to qualify as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). At the Closing (as defined below), the Selling Trust will convey all of the assets of the Acquired Fund to the Acquiring Fund. The Acquiring Fund will assume all liabilities of the Acquired Fund. At the Closing, the Buying Trust will deliver shares of the Acquiring Fund, including fractional shares, to the Selling Trust. The number of shares will be determined by dividing the aggregate net asset value of the shares of the Acquired Fund, computed as described in Section 3(a), by the net asset value of one share of the Acquiring Fund, computed as described in Section 3(b). The Acquired Fund will not pay a sales charge on the receipt of Acquiring Fund shares in exchange for the assets of the Acquired Fund. In addition, the separate account shareholders of the Acquired Fund will not pay a sales charge on distribution to them of shares of the Acquiring Fund.
b.   Closing and Effective Time of the Reorganization. The Reorganization and all related acts necessary to complete the Reorganization (the "Closing") will occur on a day on which the New York Stock Exchange (the "NYSE") is open for business following approval of contract owners of the Acquired Fund and receipt of all necessary regulatory approvals, such day to be selected by mutual agreement of the parties. All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the date of the Closing or at such other time as an authorized officer of the Trust shall determine (the "Effective Time").
3. Valuation.
a.   The aggregate net asset value of the shares of the Acquired Fund will be computed as of the close of regular trading on the NYSE on the day of Closing (the "Valuation Date") using the valuation procedures in the Acquired Fund's prospectus.
b.   The net asset value per share of shares of the Acquiring Fund will be determined as of the close of regular trading on the NYSE on the Valuation Date, using the valuation procedures in the Acquiring Fund's prospectus.
c.   At the Closing, the Acquired Fund will provide the Acquiring Fund with a copy of the computation showing the valuation of the aggregate net asset value of the shares of the Acquired Fund on the Valuation Date. The Acquiring Fund will provide the Acquired Fund with a copy of the computation showing the determination of the net asset value per share of shares of the Acquiring Fund on the Valuation Date.
4. Liquidation and Dissolution of the Acquired Fund.
a.   As soon as practicable after the Valuation Date, the Selling Trust will liquidate the Acquired Fund and distribute shares of the Acquiring Fund to the Acquired Fund's shareholders of record. The Acquiring Fund will establish shareholder accounts in the names of each Acquired Fund shareholder, representing the respective pro rata number of full and fractional shares of the Acquiring Fund due to each shareholder. All issued and outstanding shares of the Acquired Fund will simultaneously be canceled on the books of the Selling Trust. The Acquiring Fund or its transfer agent will establish shareholder accounts in accordance with instructions from the Selling Trust.
b.   Immediately after the Valuation Date, the share transfer books of the Selling Trust relating to the Acquired Fund will be closed and no further transfer of shares will be made.

c.   Promptly after the distribution, the Acquiring Fund or its transfer agent will notify each shareholder of the Acquired Fund of the number of shares distributed to the shareholder and confirm the registration in the shareholder's name.
d.   As promptly as practicable after the liquidation of the Acquired Fund, and in no event later than twelve months from the date of the Closing, the Acquired Fund will be dissolved.
5. Representations, Warranties, and Covenants of the Buying Trust. The Buying Trust represents and warrants to the Acquired Fund as follows:
a. Organization, Existence, Registration as Investment Company. The Buying Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the state of Delaware; has the power to carry on its business as it is now being conducted; and is registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end, management investment company. The Acquiring Fund is a series of the Buying Trust.
b. Capitalization. The Buying Trust has authorized capital of an unlimited number of shares of beneficial interest. All of the outstanding shares of beneficial interest have been duly authorized and are validly issued, fully paid, and non-assessable. Since the Acquiring Fund is engaged in the continuous offering and redemption of its shares, the number of outstanding shares may vary daily.
c. Financial Statements. The audited financial statements of the Acquiring Fund as of the end of the last fiscal year and the subsequent unaudited semi-annual financial statements, if any (the "Acquiring Fund Financial Statements"), fairly present the financial position of the Acquiring Fund, and the results of its operations and changes in its net assets for the periods shown.
d. Shares to Be Issued upon Reorganization. The shares of beneficial interest to be issued in connection with the Reorganization will be duly authorized and, at the time of the Closing, will be validly issued, fully paid, and non-assessable.
e. Authority Relative to the Agreement. The Buying Trust has the power to enter into and carry out the obligations described in this Agreement. This Agreement and the transactions contemplated by it have been duly authorized by the Board of Trustees of the Buying Trust, and no other proceedings by the Buying Trust or the Acquiring Fund are necessary under the Buying Trust's Agreement and Declaration of Trust or By-Laws (the "Governing Documents").
f. No Violation. The Buying Trust is not in violation of its Governing Documents or in default in the performance of any material agreement to which it is a party. The execution of this Agreement and the completion of the transactions contemplated by it will not conflict with, or constitute a breach of, any material contract or other instrument to which the Acquiring Fund is subject. The transactions will not result in any violation of the provisions of the Governing Documents or any law, administrative regulation, or administrative or court decree applicable to the Acquiring Fund.
g. Liabilities. There are no liabilities of the Acquiring Fund other than:

(1)   liabilities disclosed in the Acquiring Fund Financial Statements,
(2)  liabilities incurred in the ordinary course of business subsequent to the date of the latest annual or semi-annual financial statements, or
(3)   liabilities previously disclosed to the Acquired Fund, none of which has been materially adverse to the business, assets, or results of operation of the Acquiring Fund.
h. Litigation. There is no litigation, administrative proceeding, or investigation before any court or governmental body currently pending or, to the knowledge of the Acquiring Fund, threatened, that would materially and adversely affect the Acquiring Fund, its financial condition, or the conduct of its business, or that would prevent or hinder completion of the transactions contemplated by this Agreement. The Acquiring Fund knows of no facts that might form the basis for the institution of any such litigation, proceeding, or investigation, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree, or judgment.
i. Contracts. Except for contracts and agreements previously disclosed to the Selling Trust, the Acquiring Fund is not a party to or subject to any material contract, debt instrument, plan, lease, franchise, license, or permit.
j. Taxes. The Acquiring Fund has qualified as a regulated investment company as defined in Subchapter M of the Code with respect to each taxable year since commencement of its operations and will qualify as a regulated investment company at all times through the Closing. As of the Closing, the Acquiring Fund will (i) have timely filed all federal and other tax returns and reports that have been required to be filed and such returns and reports have been true, accurate, and complete, (ii) have paid or provided for payment of all federal and other taxes required to be shown as due on such returns or on any assessments received, (iii) except as disclosed to the Acquired Fund, not have had any tax deficiency or liability asserted against it or question with respect thereto raised, (iv) except as disclosed to the Acquired Fund, not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, and (v) for all taxable years and all applicable quarters of the Acquiring Fund from the date of its inception, the assets of the Acquiring Fund have been sufficiently diversified that each segregated asset account investing all its assets in the Acquiring Fund was adequately diversified within the meaning of Section 817(h) of the Code and applicable regulations thereunder.
k.    Registration Statement. The Acquiring Fund will file a registration statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") relating to the shares of beneficial interest to be issued in the Reorganization. At the time that the Registration Statement becomes effective, at the time of the Acquired Fund's shareholders' meetings, and at the Closing, the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. However, none of the representations and warranties in this subsection applies to statements in, or omissions from, the Registration Statement made in reliance on information furnished by the Acquired Fund for use in the Registration Statement.

6. Representations, Warranties and Covenants of the Selling Trust. The Selling Trust represents and warrants to the Acquiring Fund as follows:
a. Organization, Existence, Registration as Investment Company. The Selling Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware; has the power to carry on its business as it is now being conducted; and is registered under the 1940 Act as an open-end, management investment company. The Acquired Fund is a series of the Selling Trust.
b. Capitalization. The Selling Trust has authorized capital of an unlimited number shares of beneficial interest. All of the outstanding shares of beneficial interest have been duly authorized and are validly issued, fully paid, and non-assessable. Since the Acquired Fund is engaged in the continuous offering and redemption of its shares, the number of outstanding shares may vary daily.
c. Financial Statements. The audited financial statements of the Acquired Fund as of the end of the last fiscal year, and the subsequent unaudited semi-annual financial statements, if any (the "Acquired Fund Financial Statements"), fairly present the financial position of the Acquired Fund, and the results of its operations and changes in its net assets for the periods shown.
d. Authority Relative to the Agreement. The Selling Trust has the power to enter into and to carry out its obligations under this Agreement. This Agreement and the transactions contemplated by it have been duly authorized by the Board of Directors of the Selling Trust, the shareholders meetings referred to in Section 6(k) will be called and held, and no other proceedings by the Selling Trust or the Acquired Fund are necessary under the Selling Trust's Governing Documents.
e. No Violation. The Selling Trust is not in violation of its Agreement and Declaration of Trust or By-Laws (the "Governing Documents") or in default in the performance of any material agreement to which it is a party. The execution of this Agreement and the completion of the transactions contemplated by it will not conflict with, or constitute a breach of, any material contract or other instrument to which the Acquired Fund is subject. The transactions will not result in any violation of the provisions of the Governing Documents or any law, administrative regulation, or administrative or court decree applicable to the Acquired Fund.
f. Liabilities. There are no liabilities of the Acquired Fund other than:
(1)   liabilities disclosed in the Acquired Fund Financial Statements,
(2)   liabilities incurred in the ordinary course of business subsequent to the date of the latest annual or semi-annual financial statements, or
(3)   liabilities previously disclosed to the Acquiring Fund, none of which has been materially adverse to the business, assets, or results of operation of the Acquired Fund.
g. Litigation. There is no litigation, administrative proceeding, or investigation before any court or governmental body currently pending or, to the knowledge of the Acquired Fund,

threatened, that would materially and adversely affect the Acquired Fund, its financial condition, or the conduct of its business, or that would prevent or hinder completion of the transactions contemplated by this Agreement. The Acquired Fund knows of no facts that might form the basis for the institution of any such litigation, proceeding, or investigation and the Acquired Fund is not a party to or subject to the provisions of any order, decree, or judgment.
h. Contracts. Except for contracts and agreements previously disclosed to the Buying Trust, the Acquired Fund is not a party to or subject to any material contract, debt instrument, plan, lease, franchise, license, or permit.
i. Taxes. The Acquired Fund has qualified as a regulated investment company as defined in Subchapter M of the Code with respect to each taxable year since commencement of its operations and will qualify as a regulated investment company at all times through the Closing. As of the Closing, the Acquired Fund will (i) have timely filed all federal and other tax returns and reports that have been required to be filed and all such returns and reports are true, accurate, and complete, (ii) have paid or provided for payment of all federal and other taxes required to be shown as due on such returns or on any assessments received, (iii) except as disclosed to the Acquiring Fund, not have had any tax deficiency or liability asserted against it or question with respect thereto raised, (iv) except as disclosed to the Acquiring Fund, not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, and (v) for all taxable years and all applicable quarters of the Acquired Fund from the date of its inception, the assets of the Acquired Fund have been sufficiently diversified that each segregated asset account investing all its assets in the Acquired Fund was adequately diversified within the meaning of Section 817(h) of the Code and applicable regulations thereunder.
j. Fund Securities. All securities listed in the schedules of investments of the Acquired Fund as of the Closing will be owned by the Acquired Fund free and clear of any encumbrances, except as indicated in the schedule.
k. Shareholders' Meetings; Registration Statement. The Acquired Fund will call and hold a shareholders' meeting at which its shareholders will consider and act upon the transactions contemplated by this Agreement. The Acquired Fund will cooperate with the Acquiring Fund and will furnish information relating to the Selling Trust and the Acquired Fund required in the Registration Statement. At the time that the Registration Statement becomes effective, at the time of the shareholders' meeting, and at the Closing, the Registration Statement, as it relates to the Selling Trust or the Acquired Fund, will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. However, the representations and warranties in this subsection apply only to statements in or omissions from the Registration Statement made in reliance upon information furnished by the Selling Trust or the Acquired Fund for use in the Registration Statement.
7. Conditions to Obligations of the Buying Trust. The obligations of the Buying Trust with respect to the Reorganization are subject to the satisfaction of the following conditions:
a. Contract Owner Approval. This Agreement will have been approved by the affirmative vote of the holders of the majority of the voting power of the Acquired Fund shares entitled to vote. The separate accounts of Allianz Life and Allianz Life of NY that fund the Contracts, together with certain affiliates, are the owners of record of the Acquired Fund shares; however, the owners of the Contracts ("Contract Owners"), as beneficial owners of the Acquired Fund shares held by the separate accounts, will have the opportunity to instruct Allianz Life and Allianz Life of NY on how to vote the shares held by the separate accounts.
b. Representations, Warranties, and Agreements. The Selling Trust and the Acquired Fund will have complied with this Agreement, and each of the representations and warranties in this Agreement will be true in all material respects as of the Closing. An officer of the Selling Trust will provide a certificate to the Acquiring Fund confirming that, as of the Closing, the representations and warranties set forth in Section 6 are true and correct and that there have been no material adverse changes in the financial condition, results of operations, business, properties, or assets of the Acquired Fund since the date of its last financial statement, except as otherwise indicated in any financial statements, certified by an officer of the Selling Trust, and delivered to the Acquiring Fund on or prior to the last business day before the Closing. A decline in the value of the securities owned by the Acquired Fund will not constitute a "material adverse change" for purposes of the foregoing sentence.
c. Regulatory Approvals.
(1)  The Registration Statement referred to in Section 5(k) will be effective, and no stop orders under the 1933 Act will have been issued.
(2)   All necessary approvals, consents, and exemptions from federal and state regulatory authorities will have been obtained.
d. Opinion of Counsel. The Buying Trust will have received an opinion of counsel for the Selling Trust, dated as of the Closing, to the effect that (i) the Selling Trust is a statutory trust duly organized and validly existing under the laws of the state of Delaware and is an open-end investment company registered under the 1940 Act; (ii) the Acquired Fund is a series of the Selling Trust; (iii) this Agreement and the Reorganization have been duly authorized and approved by all requisite action of the Selling Trust and the Acquired Fund, and this Agreement has been duly executed by, and is a valid and binding obligation of, the Selling Trust.
e.   Declaration of Dividend. The Acquired Fund, prior to the Closing, will have declared a dividend or dividends, which, together with all previous such dividends, shall have the effect of distributing to the shareholders of the Acquired Fund (i) all of the excess of (x) the Acquired Fund's investment income excludable from gross income under Section 103 of the Code over (y) the Acquired Fund's deductions disallowed under Sections 265 and 171 of the Code, (ii) all of the Acquired Fund's investment company taxable income as defined in Section 852 of the Code (in each case computed without regard to any deduction for dividends paid) and (iii) all of the Acquired Fund's net capital gain realized (after reduction for any capital loss carryover), in each case for the current taxable year (which will end on the Closing date) and any preceding taxable years for which such a dividend is eligible to be made under Section 855 of the Code.

8. Conditions to Obligations of the Selling Trust. The obligations of the Selling Trust with respect to the Reorganization are subject to the satisfaction of the following conditions:
a. Contract Owner Approval. This Agreement will have been approved by the affirmative vote of the holders of the majority of the voting power of all Acquired Fund shares entitled to vote. The separate accounts of Allianz Life and Allianz Life of NY that fund the Contracts, together with certain affiliates, are the owners of record of the Acquired Fund shares; however, the owners of the Contracts ("Contract Owners"), as beneficial owners of the Acquired Fund shares held by the separate accounts, will have the opportunity to instruct Allianz Life and Allianz Life of NY on how to vote the shares held by the separate accounts.
b. Representations, Warranties, and Agreements. The Acquiring Fund will have complied with this Agreement and each of the representations and warranties in this Agreement will be true in all material respects as of the Closing. An officer of the Buying Trust will provide a certificate to the Acquired Fund confirming that, as of the Closing, the representations and warranties set forth in Section 5 are true and correct and that there have been no material adverse changes in the financial condition, results of operations, business, properties, or assets of the Acquiring Fund since the date of its last financial statement, except as otherwise indicated in any financial statements, certified by an officer of the Buying Trust, and delivered to the Acquired Fund on or prior to the last business day before the Closing. A decline in the value of the securities owned by the Acquiring Fund will not constitute a "material adverse change" for purposes of the foregoing sentence.
c. Regulatory Approvals.
(1)   The Registration Statement referred to in Section 5(k) will be effective and no stop orders under the 1933 Act will have been issued.
(2)   All necessary approvals, consents, and exemptions from federal and state regulatory authorities will have been obtained.
d. Opinion of Counsel. The Selling Trust will have received the opinion of counsel for the Buying Trust, dated as of the Closing, to the effect that (i) the Buying Trust is a statutory trust duly organized and validly existing under the laws of the state of Delaware and is an open-end investment company registered under the 1940 Act; (ii) the Acquiring Fund is a series of the Buying Trust; (iii) this Agreement and the Reorganization have been authorized and approved by all requisite action of the Buying Trust and the Acquiring Fund, and this Agreement has been duly executed by, and is a valid and binding obligation of, the Buying Trust; and (iv) the shares to be issued in the Reorganization are duly authorized and upon issuance in accordance with this Agreement will be validly issued, fully paid, and non-assessable shares of the Acquiring Fund.
9. Further Conditions to the Obligations of the Buying Trust and the Selling Trust. As a further condition to the obligations of the Trust on behalf of both the Acquired Fund and the Acquiring Fund hereunder, the Trust, on behalf of both the Acquired Fund and the Acquiring Fund, shall have received the opinion of tax counsel addressed to the Trust on behalf of both the Acquired Fund and the Acquiring Fund, dated as of the date of the Closing, and based in part on representations to be furnished by the Trust on behalf of the Acquired Fund and the Acquiring Fund, substantially to the effect that, on the basis of existing provisions of the Code, U.S. Treasury regulations promulgated thereunder, current administrative rules, pronouncements and court decisions, for federal income tax purposes:
a. The Reorganization [should/will] constitute a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund each [should/will] qualify as a party to the reorganization within the meaning of Section 368(b) of the Code.
b. Under Section 1032 of the Code, no gain or loss [should/will] be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange for the Acquiring Fund shares received in the Reorganization ("Acquiring Fund Shares") and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund;
c. Under Section 362(b) of the Code, the Acquiring Fund's tax basis in the assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization [should/will] be the same as the Acquired Fund's tax basis immediately prior to the transfer;
d. Under Section 1223(2) of the Code, the Acquiring Fund's holding periods for the assets it receives from the Acquired Fund in the Reorganization [should/will] include the Acquired Fund's holding periods for those assets;
e. Under Section 361 of the Code, no gain or loss [should/will] be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, or upon the distribution of Acquiring Fund Shares by the Acquired Fund to its shareholders in liquidation;
f. Under Section 354 of the Code, no gain or loss [should/will] be recognized by Acquired Fund shareholders upon the exchange of their Acquired Fund shares for Acquiring Fund Shares;
g. Under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares an Acquired Fund shareholder receives in the Reorganization [should/will] be the same as the aggregate tax basis of the Acquired Fund shares exchanged therefor;
h. Under Section 1223(1) of the Code, an Acquired Fund shareholder's holding period for Acquiring Fund Shares received in the Reorganization [should/will] be determined by including the shareholder's holding period for the Acquired Fund shares exchanged therefor, provided that the shareholder held those Acquired Fund shares as capital assets; and
i. The Acquiring Fund [should/will] succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.
Tax counsel will express no view with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such a transfer would otherwise be a non-taxable transaction.

The opinion will note and distinguish certain published precedent.
10. Amendment; Termination; Non-Survival of Covenants, Warranties and Representations.
a.   This Agreement may be amended in writing if authorized by the Board of Trustees. The Agreement may be amended at any time before or after approval by the shareholders of the Acquired Fund, but after shareholder approval, no amendment shall be made that substantially changes the terms of Sections 2 or 3.
b.   At any time prior to the Closing, any of the parties may waive in writing (i) any inaccuracies in the representations and warranties made to it and (ii) compliance with any of the covenants or conditions made for its benefit. However, neither party may waive the requirement to obtain shareholder approval or the requirement to obtain a tax opinion.
c.   The Selling Trust may terminate this Agreement at any time prior to the Closing by notice to the Buying Trust if a material condition to its performance or a material covenant of the Buying Trust on behalf of the Acquiring Fund is not fulfilled on or before the date specified for its fulfillment or a material breach of this Agreement is made by the Buying Trust on behalf of the Acquiring Fund and is not cured.
d.   The Buying Trust may terminate this Agreement at any time prior to the Closing by notice to the Selling Trust if a material condition to its performance or a material covenant of the Selling Trust on behalf of the Acquired Fund is not fulfilled on or before the date specified for its fulfillment or a material breach of this Agreement is made by the Selling Trust on behalf of the Acquired Fund and is not cured.
e.   This Agreement may be terminated by any party at any time prior to the Closing, whether before or after approval by the shareholders of the Acquired Fund, without any liability on the part of either party or its respective trustees, officers, or shareholders, on written notice to the other party, and shall be terminated without liability as of the close of business on June 15, 2013, or a later date agreed upon by the parties, if the Closing has not taken place on or prior to that date.
f.   The representations, warranties, and covenants contained in this Agreement, or in any document delivered in connection with this Agreement, will survive the Reorganization.
11. Expenses. All fees paid to governmental authorities for the registration or qualification of Acquiring Fund Shares and all transfer agency costs related to the Acquiring Fund Shares shall be allocated to the Acquiring Fund. All fees and expenses related to printing and mailing communications to shareholders and beneficial owners of shares of the Acquired Fund, and all of the other expenses of the transactions required for the Reorganization, including without limitation, accounting, legal, and custodial expenses, and any transaction costs related to repositioning of the portfolios in connection with the Reorganization, shall be allocated equally between the Acquired Fund and the Manager, provided, however, that the expenses borne by the Acquired Fund shall not exceed:
AZL BlackRock Capital Appreciation Fund	$68,500

AZL Boston Company Research Growth Fund	$48,000
AZL Federated Clover Small Value Fund	$96,250
AZL Oppenheimer Discovery Fund	$58,500
AZL Invesco Growth and Income Fund	$60,500
AZL MFS Value Fund	$64,000
AZL Invesco International Equity Fund	$132,000
AZL JPMorgan International Opportunities Fund	$105,000
AZL JPMorgan U.S. Equity Fund	$50,750
AZL MFS Investors Trust Fund	$53,000
AZL MFS Mid Cap Value Fund	$54,000
AZL Multi-Manager Mid Cap Growth Fund	$79,500

12. General.
a.   Headings. The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. Nothing in this Agreement is intended to confer upon any other person any rights or remedies by reason of this Agreement.
b.   Governing Law. This Agreement will be governed by the laws of the state of Minnesota.
13. Indemnification. Each party will indemnify and hold the other and its officers and trustees (each an "Indemnitee") harmless from and against any liability or other cost and expense, in connection with the defense or disposition of any action, suit, or other proceeding, before any court or administrative or investigative body in which the Indemnitee may be involved as a party, with respect to actions taken under this Agreement. However, no Indemnitee will be indemnified against any liability or expense arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnitee's position.
IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed.
ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST, on behalf of each Acquired Fund
By _____________________
Brian Muench
President

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST, on behalf of each Acquiring Fund
By _____________________
Brian Muench
President

ALLIANZ INVESTMENT MANAGEMENT LLC, solely with respect to Section 11
By _____________________
Brian Muench
President